EXHIBIT 99.1

Diamante Announces Financing

Kelowna, B.C., Canada, March 20, 2017—Diamante Minerals, Inc. (OTCBB: DIMN) ("Diamante" or the "Company"), a natural resources company, has launched a US$1,634,100 direct public offering (the "Offering").

The Company intends to use up to US$ 1 million of the proceeds of the Offering to acquire up to an additional 17.6% equity interest in Mineracao Batovi Ltda ("Mineracao"). Diamante currently owns 2.4% of Mineracao which holds the Batovi Diamond Project in the state of Mato Grosso, Brazil. The US$1 million investment will allow the completion of an airborne geophysical survey as well as target testing in 2017 and will bring the Company's ownership in Mineracao to 20%. Additional funds raised from this Offering will be used for general working capital needs.

The Company intends to offer for sale up to 10 million shares of its common stock in a Offering at a price of US$0.16341 per share for net proceeds of up to US$1,634,100. The shares are offered on self-underwritten basis by the directors, officers and employees on the Company in reliance on the broker-dealer registration safe harbor provided under Rule 3a4-1 of the Securities and Exchange Act of 1934, as amended. No commission or other compensation related to the sale of the shares offered by the Company will be paid to the employees, officers or directors. The Company reserves the right to engage registered broker-dealers to assist with this Offering.

The Offering is subject to market conditions, and there can be no assurance as to whether or when the Offering may be completed.

The Offering is being made pursuant to a registration statement previously filed with the U.S. Securities and Exchange Commission (the “SEC”) and declared effective on March 9, 2017. The Offering will be made only by means of a prospectus describing the terms of the proposed Offering which has been filed with the SEC and is available on the SEC’s website located at http:/www.sec.gov or from the Company by telephone at 1-250-860-8599. Before investing in this Offering, interested parties should read in their entirety the prospectus and the other documents that Diamante has filed with the SEC that are incorporated by reference in such prospectus, which provide more information about Diamante and the Offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Diamante looks forward to advancing the exploration of the prospective Batovi Diamond Project.

Forward-Looking Statements

Statement contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company’s expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties. These statements include but are not limited to statements regarding the intended terms of the offering, closing of the offering and use of any proceeds from the offering. When used herein, the words “anticipate”, “believe”, “estimate”, “upcoming”, “plan”, “target”, “intend” and “expect” and similar expressions, as they relate to Diamante, its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company’s actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.

For more information, contact:

Chad Ulansky

250-860-8599